Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces First Quarter 2022 Results

MURFREESBORO, Tenn. – (May 9, 2022) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months ended March 31, 2022.

Financial Results

•Net income attributable to common stockholders per diluted common share for the three months ended March 31, 2022 was $0.18, compared to $0.78 during the same period in the prior year.

•Results for the three months ended March 31, 2022 compared to the same period in the prior year were impacted by the following:
•Recognition of the Holiday lease deposit of $8.8 million in rental income, reduced interest expense and new investments funded since March 2021.
•Additional rent concessions and lower rents from modified leases of $5.6 million;
•Reduced rental revenue of $6.3 million from dispositions completed since April 1, 2021;
•Increased legal fees of $1.7 million for the Welltower litigation and transition activities for the legacy Holiday portfolio;
•Impairment charges recorded on three real estate properties totaling $24.6 million; and
•Gains from the sales of real estate assets of $3.0 million.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended March 31, 2022 was $1.05, compared to $1.23 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended March 31, 2022 was $1.10, compared to $1.24 during the same period in the prior year.

•Normalized FAD for the three months ended March 31, 2022 was $52.7 million, compared to $59.6 million, during the same period in the prior year.

Eric Mendelsohn, NHI President and CEO, stated, “We continue to make steady progress on our portfolio optimization and expect that majority of our initiatives will be completed in the first half of this year. While we expect to provide some assistance to our operators throughout this year our visibility has improved significantly which is why we provided annual guidance in April. We are fortunate to be in a strong financial position as we complete our optimization and have plenty of capital ready to deploy to start growing our portfolio again.”

Portfolio Activity
In the first quarter of 2022, NHI sold two properties for approximately $13.7 million in cash consideration, and incurred $0.6 million of transaction costs, resulting in a gain of approximately $3.0 million. The properties were classified as assets held for sale on the Consolidated Balance Sheet as of December 31, 2021. Prior impairment charges recognized on one of the properties totaled $10.9 million. Revenue for the properties were $0.1 million for the three months ended March 31, 2021.

In April 2022, NHI sold an independent living facility located in Washington formerly operated by Holiday Retirement (“Holiday”) for approximately $3.2 million in cash consideration, and incurred $0.3 million of transaction costs, resulting in a minimal loss. The property was classified as assets held for sale on the Consolidated Balance Sheet as of March 31,2022. Prior impairment charges recognized on this property totaled $0.9 million.

NHI Reports First Quarter 2022 Results

May 9, 2022

In April 2022, NHI sold two assisted living facilities located in Texas for approximately $7.8 million in cash consideration, and incurred $0.5 million of transaction costs, resulting in a minimal gain. The properties were classified as assets held for sale on the Consolidated Balance Sheet as of March 31, 2022. Prior impairment charges recognized on these properties totaled $7.6 million.

In April 2022, NHI exercised its purchase option to acquire The Courtyard at Oshkosh, a 53-unit assisted living and memory care community operated by Encore Senior Living (formerly 41 Management) in Oshkosh, WI. The purchase price was $13.3 million at an initial cash lease yield of 7.25% with 2.5% annual escalators. The lease has an initial term of 15 years with two 5-year renewal options. The acquisition was partially funded with the cancellation of a $9.1 million construction loan that carried a rate of 8.5%.

The Company also transitioned three memory care communities located in Illinois to Encore Senior Living under a 15-year master lease. This expands the relationship with Encore Senior Living to include 12 properties. These communities were previously operated under NOI-based leases and did not contribute to rental revenue during the first quarter of 2022.

Holiday Transition

On April 1, 2022, NHI disposed of one property classified in assets held for sale as discussed above and transitioned to an existing operator one assisted living community in Florida that was added to the in-place master lease. In addition, NHI transitioned the remaining 15 independent living facilities into two separate joint ventures that own the underlying independent living operations and in which NHI has majority interests. These joint ventures are structured to comply with REIT requirements and to utilize the TRS for activities that would otherwise be non-qualifying for REIT purposes. These communities are operated by two third-party property managers in exchange for the receipt of a management fee. The third-party managers, or related affiliates of the managers, own equity interests in the respective ventures.

Bickford Senior Living
In March 2022, NHI transferred one assisted living facility located in Pennsylvania from the Bickford portfolio to a new operator that is leased pursuant to a four-year triple net lease and wrote off approximately $0.7 million in a straight-line rent receivable, reducing rental income.

Effective April 1, 2022, Bickford’s four master lease agreements were restructured and amended. Rent for the portfolio, excluding properties classified as held for sale, will be approximately $28.0 million per year through April 1, 2024, at which time the rent will be reset to a fair market value, not less than 8.0% of gross investment.

NHI is continuing to negotiate with Bickford regarding the repayment of its outstanding deferrals of $26.0 million as of March 31, 2022. The Company is currently in discussions for Bickford to commence minimum monthly repayments of approximately $3.0 million per year with the deferral balance subject to further reduction by up to approximately $6.0 million based on Bickford’s achieving certain performance targets and completion of certain property disposals.

One of the master lease agreements covering 12 properties with an original maturity in 2023 has been extended to 2028. The remaining leases with maturity dates in 2031 and 2033 have been extended for two years to 2033 and 2035, respectively.

Concessions and Collections
During the first quarter of 2022, NHI granted $9.8 million in rent concessions including $5.5 million to Bickford. The Company collected 79.7% of contractual cash due during the quarter.

In April 2022, NHI granted $1.3 million in rent deferrals to three operators. The Company collected 94.1% of contractual cash due during the month.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and Holiday for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed.

NHI Reports First Quarter 2022 Results

May 9, 2022

	Properties	Mar-22	Feb-22	Jan-22	Dec-21	Nov-21	Oct-21	Sep-21	Aug-21
SLC	9	81.8%	81.7%	81.7%	81.7%	81.9%	81.5%	80.9%	80.4%
Bickford[1]	41	79.4%	79.3%	80.9%	81.5%	82.4%	82.0%	81.4%	81.3%
Holiday[2]	16	76.2%	76.6%	77.4%	78.2%	79.9%	79.6%	79.4%	77.9%

	Properties	Jul-21	Jun-21	May-21	Apr-21	Mar-21	Feb-21	Jan-21	Dec-20
SLC	9	80.0%	79.1%	78.6%	77.9%	77.8%	78.1%	77.3%	76.2%
Bickford[1]	41	80.4%	79.0%	77.8%	77.1%	75.0%	75.3%	75.9%	77.6%
Holiday[2]	16	77.6%	76.8%	76.2%	75.4%	75.2%	75.0%	76.8%	78.1%

1Prior periods restated to reflect the removal of one property that was transitioned to a new operator in March 2022.

2Prior periods restated to reflect the sale of one property in April 2022.

Assets Held for Sale & Impairment of Real Estate
At March 31, 2022, 20 properties, with an aggregate net real estate balance of $132.0 million, were classified as assets held for sale on our Consolidated Balance Sheet, including twelve properties reclassified in the first quarter of 2022. Rental income associated with the 20 properties was $3.1 million and $3.7 million for the three months ended March 31, 2022 and 2021, respectively.

During the first quarter of 2022, the Company recorded impairment charges of $24.6 million, including $15.3 million on one property held in use. The impairment charges are included in “Loan and realty losses” in the Consolidated Statement of Income.

Balance Sheet and Liquidity
On March 31, 2022, NHI entered into a new unsecured revolving credit agreement providing the Company with a $700.0 million unsecured revolving credit facility, replacing the previous $550.0 million unsecured revolver.

At April 30, 2022, NHI had $85.0 million outstanding under the revolver and approximately $61.9 million in unrestricted cash and cash equivalents. The Company has approximately $415.7 million available under the ATM program.

Share Repurchase Plan

On April 15, 2022, the Company’s Board of Directors approved a stock repurchase plan for up to $240 million of the Company’s common stock. The plan is effective for a period of one year. Shares may be repurchased from time-to-time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with the terms of Rule 10b-18 of the Securities Exchange Act of 1934 as amended and shall be made in accordance with all applicable laws and regulations in effect. The timing and number of shares repurchased, if any, will depend on a variety of factors, including price, general market and economic conditions, alternative investment opportunities and other corporate considerations. The stock repurchase plan does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time.

Guidance
The Company reiterates the guidance it issued in a press release dated April 18, 2022. A summary of the guidance includes the following:

•NAREIT FFO per diluted common share in a range of $4.32 – $4.42
•Normalized FFO per diluted common share in a range of $4.38 – $4.48
•Funds Available for Distribution in a range of $201.8 million - $206.4 million
•Weighted average diluted common shares of 45.9 million

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, May 10, 2022, at 12:00 p.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (800) 941-4658, with the confirmation number 22016962. The live broadcast of NHI’s first

NHI Reports First Quarter 2022 Results

May 9, 2022

quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2022	2021
Net income attributable to common stockholders	$8,399	$35,332
Elimination of certain non-cash items in net income:
Depreciation	18,272	20,806
Depreciation related to noncontrolling interests	(210)	(210)
Gains on sales of real estate, net	(2,981)	—
Impairments of real estate	24,604	—
NAREIT FFO attributable to common stockholders	48,084	55,928
Loss on early retirement of debt	151	451
Non-cash write-off of straight-line rent receivable	2,139	—
Normalized FFO attributable to common stockholders	50,374	56,379
Straight-line lease revenue, net	(3,219)	(4,241)
Straight-line lease revenue, net, related to noncontrolling interests	22	24
Straight-line lease expense related to equity method investment	(8)	25
Amortization of lease incentives	252	260
Amortization of original issue discount	80	54
Amortization of debt issuance costs	562	705
Amortization related to equity method investment	(236)	535
Note receivable credit loss expense	(76)	(50)
Non-cash share-based compensation	5,083	5,446
Equity method investment capital expenditures	(105)	(105)
Equity method investment non-refundable fees received	(60)	519
Normalized FAD attributable to common stockholders	$52,669	$59,551

BASIC
Weighted average common shares outstanding	45,850,686	45,305,087
NAREIT FFO attributable to common stockholders per share	$1.05	$1.23
Normalized FFO attributable to common stockholders per share	$1.10	$1.24

DILUTED
Weighted average common shares outstanding	45,851,061	45,357,773
NAREIT FFO attributable to common stockholders per share	$1.05	$1.23
Normalized FFO attributable to common stockholders per share	$1.10	$1.24

See Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD.

NHI Reports First Quarter 2022 Results

May 9, 2022

Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs. Beginning in the first quarter of 2021, the Company is no longer presenting Adjusted Funds from Operations as a supplemental measure of operating performance.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

NHI Reports First Quarter 2022 Results

May 9, 2022

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2022	2021
	(unaudited)
Revenues:
Rental income	$64,559	$74,749
Interest income and other	6,768	6,136
	71,327	80,885
Expenses:
Depreciation	18,272	20,806
Interest	10,198	12,973
Legal	1,827	130
Franchise, excise and other taxes	244	233
General and administrative	8,101	7,989
Taxes and insurance on leased properties	3,038	2,161
Loan and realty losses (gains)	24,528	(50)
	66,208	44,242
Gains (losses) from equity method investment	297	(808)
Loss on early retirement of debt	(151)	(451)
Gains on sales of real estate, net	2,981	—
Net income	8,246	35,384
Less: net loss (income) attributable to noncontrolling interests	153	(52)
Net income attributable to common stockholders	$8,399	$35,332

Weighted average common shares outstanding:
Basic	45,850,686	45,305,087
Diluted	45,851,061	45,357,773

Earnings per common share:
Net income attributable to common stockholders - basic	$0.18	$0.78
Net income attributable to common stockholders - diluted	$0.18	$0.78

NHI Reports First Quarter 2022 Results

May 9, 2022

Selected Balance Sheet Data
($ in thousands)
	March 31, 2022	December 31, 2021

Real estate properties, net	$2,201,084	$2,317,880
Mortgage and other notes receivable, net	$316,390	$299,952
Cash and cash equivalents	$36,121	$37,412
Straight-line rent receivable	$94,739	$96,198
Assets held for sale, net	$131,988	$66,398
Other assets	$22,181	$21,036
Debt	$1,249,044	$1,242,883
National Health Investors Stockholders' Equity	$1,479,293	$1,507,083

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our proposed senior housing operating portfolio (“SHOP”) structured communities;our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.